PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	February 2,	January 27,
	2014	2013
Net sales	$101,542	$99,839
Costs and expenses:
Cost of sales	(78,660)	(78,741)
Selling, general and administrative	(12,278)	(11,067)
Research and development	(4,974)	(4,839)
Operating income	5,630	5,192
Other expense, net	(873)	(591)
Income before income taxes	4,757	4,601
Income tax provision	(2,716)	(1,742)
Net income	2,041	2,859
Net income attributable to noncontrolling interests	(48)	(536)
Net income attributable to Photronics, Inc. shareholders	$1,993	$2,323

Earnings per share:
Basic	$0.03	$0.04
Diluted	$0.03	$0.04

Weighted-average number of common shares outstanding:
Basic	61,200	60,277
Diluted	62,136	61,095